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                                                                   EXHIBIT 99

Stock Symbols:                  Investor Contacts:
NYSE:    LWN                    Paul Wagler, Senior Vice President, Finance
TSE:     LWN                    Dwight Hawes, Vice President, Finance
ME:      LWN                    The Loewen Group Inc.
                                Tel: (800) 347-7010

                                Media Contacts:
                                Dave Laundy, Vice President, Communications
                                The Loewen Group Inc.
                                Tel: (604) 293-7857

                                Thomas C. Franco
                                Broadgate Consultants, Inc.
                                (212) 229-2222

                             FOR IMMEDIATE RELEASE

LOEWEN GROUP PREVAILS ON NEW YORK FEDERAL COURT MOTION
LOEWEN'S ANTITRUST LAWSUIT AGAINST SCI TO PROCEED
              ____________________________________________________

VANCOUVER, October 17, 1996 -- The Loewen Group Inc. (NYSE, TSE, ME: LWN) announced today that the United States District Court for the Eastern District of New York has denied in all respects a motion by Service Corporation International (SCI) to dismiss, stay or transfer Loewen's pending antitrust action against SCI and Equity Corporation International, of which SCI owns approximately 40%.

In its ruling in favor of Loewen, United States District Judge Frederic Block found that Loewen was not precluded from proceeding with its antitrust lawsuit in New York challenging the proposed business combination of SCI and Loewen under the Clayton Act and Section 1 of the Sherman Act. In making its determination, the court found that SCI's Texas declaratory judgment lawsuit was anticipatory and preemptive which created sufficient special circumstances to deny SCI's motion seeking to halt Loewen's New York federal antitrust suit.

Loewen's federal antitrust lawsuit alleges SCI's proposed acquisition of Loewen would, if successful, substantially lessen competition in the markets for locally-offered funeral and cemetery services, "pre-need" funeral services, and the funeral home and cemetery acquisition markets.

The anti-competitive effects of the proposal are being reviewed by the FTC and have prompted regulatory scrutiny in numerous states, including New York, Florida, Hawaii, Texas, California, Pennsylvania, and Tennessee. In addition, the Canadian Competition Bureau is investigating the effects of the proposal under the Canadian Competition Act, and in that respect has made a request for information from the Company.